SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2004

TEKELEC

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-15135	95-2746131

(Commission File Number)	(I.R.S. Employer Identification No.)

26580 W. Agoura Road, Calabasas, CA	91302

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 880-5656

Item 7. Financial Statements and Exhibits.

(c)	Exhibits.

          The following exhibit is furnished as a part of this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press Release dated February 25, 2004 of Tekelec

Item 9. Regulation FD Disclosure.

     On February 25, 2004, Tekelec, a California corporation (“Tekelec”), announced that it had entered into a definitive agreement with privately held Taqua, Inc., a Delaware corporation (“Taqua”), to acquire all of Taqua’s outstanding shares of capital stock. Under the terms of the definitive agreement and subject to regulatory approval and other closing conditions, a new wholly owned subsidiary of Tekelec would be merged with and into Taqua, Taqua would be the surviving corporation and Taqua would become a wholly owned subsidiary of Tekelec.

     The announcement of the signing of the definitive agreement is contained in a press release which is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The press release also announces a conference call regarding the transaction to be held by Tekelec on February 25, 2004.

     This Current Report on Form 8-K, including the exhibit hereto, contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect the beliefs, expectations, opinions, estimates or intent of Tekelec’s management as of the date of this Report and are subject to and involve certain risks and uncertainties, many of which are outside of our control and are difficult for us to forecast or mitigate. Tekelec’s actual results could differ materially from those contemplated by such forward looking statements, and Tekelec assumes no obligation to update or revise any forward looking statements contained herein. Factors that may cause actual results and events to differ materially from Tekelec’s current expectations include those discussed in Tekelec’s Annual Report on Form 10-K for the year ended December 31, 2002, in Tekelec’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, and in Tekelec’s other filings with the Securities and Exchange Commission. These factors also include risks related to any failure of the transaction with Taqua to close on a timely basis or at all; the combination, assimilation and integration of the business operations of Tekelec with the business operations of Taqua; and the failure to realize the anticipated benefits of the transaction.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 25, 2004	Tekelec

	By:	/s/ Frederick M. Lax

Frederick M. Lax
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release dated February 25, 2004 of Tekelec

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